Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into on April 13, 2023, by and between Jasper Therapeutics, Inc. (the “Company”) and Ronald Martell (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement made and entered into as of February 25, 2022, pursuant to which the Executive serves as the Chief Executive Officer and President of the Company (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the terms of the Employment Agreement to provide that the equity awards granted by the Company to the Executive will be subject to vesting acceleration under certain circumstances as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive, intending to become legally bound, hereby covenant and agree as follows:

1. Position and Duties. Sections 5.3(b), (c) and (d) of the Employment Agreement are hereby amended and restated in their entirety as follows:

“(b) If, during the term hereof the Executive’s employment is terminated by the Corporation without Cause or by the Executive with Good Reason (an “Involuntary Termination”), the Corporation shall (i) pay the Executive (in addition to the Accrued Obligations payable in accordance with Section 5.3(a)) an amount equal to 18 months of the Executive’s Base Salary at the rate in effect on the Severance Date and (ii) if the Involuntary Termination occurs within 24 months following a Change in Control, provide that any service-based vesting requirements with respect to the Executive’s then outstanding Corporation stock options, restricted stock awards, and restricted stock unit awards, if any, shall be deemed fully satisfied and any performance-based vesting requirements with respect to such stock options, restricted stock awards, and restricted stock unit awards, if any and as applicable, shall be deemed satisfied at target (the amounts pursuant to the foregoing clauses (i) and (ii), collectively, the “Severance Benefit”). The Corporation shall pay (or provide, as applicable) the cash Severance Benefit to the Executive in substantially equal installments during the 18-month period commencing on the Executive’s Involuntary Termination in accordance with the Corporation’s payroll cycle; provided, however, that amounts that otherwise would be scheduled to be paid during the Release Period (as defined in Section 5.4(a)) shall accrue and shall be paid on the first payroll date following the expiration of the Release Period.

(c) Notwithstanding anything to the contrary in this Section 5.3, if the Executive’s termination of employment is not a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other published guidance thereunder (including §1.409A-1(h)), then, if required in order to comply with the provisions of Section 409A of the Code, payment of the cash Severance Benefit shall be delayed until such a Separation from Service occurs. Except as otherwise provided herein with respect to vesting acceleration, the treatment (including, without limitation, the cancellation or vesting thereof and/or the entitlement of the Executive thereto) of any outstanding equity awards then held by the Executive as of the Severance Date shall be subject to the applicable terms of the Plan and the applicable award agreements.

(d) Notwithstanding the foregoing provisions of this Section 5.3, if the Executive is found to have breached the Executive’s obligations under Section 6 of this Agreement, (i) the Executive shall no longer be entitled to, and the Corporation shall no longer be obligated to pay, any remaining unpaid portion of the cash Severance Benefit as of the date of such breach, and (ii) the Executive shall, at the request of the Corporation, repay any portion of the cash Severance Benefit previously paid or provided to the Executive. (For purposes of determining repayment of benefits, if any, the Executive shall repay the Corporation its costs incurred to provide such benefits.) Any disputes with respect to the application of this Section 5.3(d) will be subject to Section 17 hereof; provided that during the pendency of any such dispute, the Corporation will be entitled to withhold any payments pursuant to this Section 5.3 so long as the Corporation believes, in good faith, that it is reasonably likely to prevail in such dispute.”

2. Compensation. The following shall be added as a new Section 5.5(e) of the Employment Agreement:

“(e) As used herein, “Change in Control” shall have the meaning ascribed to such term in the Severance Plan.”

3. Continuation in Force. For the avoidance of doubt, the Employment Agreement shall continue in full force and effect, as modified by this Amendment.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

5. Governing Law. This Amendment, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with the laws of the State of California applicable to contracts executed solely in California and to be performed entirely within that State.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the day and year first above written.

THE COMPANY

JASPER THERAPEUTICS, INC.

By:	/s/ William Lis
Name:	William Lis
Its:	Chairperson

THE EXECUTIVE

/s/ Ronald Martell
Ronald Martell

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